Exhibit 10.1

FORM OF

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of September 30, 2007 (the “Effective Date”), by and between InfoLogix Systems Corporation, a Delaware corporation (the “Company”), and Gerry Bartley (“Employee”).

BACKGROUND

WHEREAS, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, among the Company, Healthcare Informatics Association, Inc., a Delaware corporation (“Seller”), InfoLogix, Inc., a Delaware corporation and the parent corporation of the Company (“Parent”), the Employee, and the other Shareholder of Seller, the Company has purchased on the date hereof certain assets of Seller related to its business of providing software implementation and consulting services to the healthcare industry (the “Seller Business”).  It is a condition precedent to the closing of the transactions contemplated by the Purchase Agreement that the Company and the Employee enter into this Agreement providing for the employment of the Employee by the Company and certain other matters.

WHEREAS, the Company provides mobile solutions and support to the healthcare, pharmaceutical, retail, transportation, travel and entertainment, supply chain/logistics, manufacturing and financial markets, which solutions include, without limitation, the design, development and manufacture of products, RFID and other software and proprietary technologies, and systems integration services (the “Business”); and

WHEREAS, the Company desires to employ Employee, and Employee desires to enter into the employ of the Company, on the terms and conditions contained in this Agreement.  The Company and the Employee each acknowledge and agree that the confidentiality and non-competition agreements and other restrictive covenants contained in Section 5 constitute essential elements of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and intending to be legally bound, the parties hereto agree as follows:

SECTION 1.                  CAPACITY AND DUTIES

1.1            Employment; Acceptance of Employment.  The Company employs Employee and Employee accepts employment by the Company for the period and upon the terms and conditions set forth below.

1.2          Capacity and Duties.

(a)          Employee shall be employed by the Company generally as its Executive Vice President and as Managing Director of the Company’s Healthcare Consulting Group and, subject to the supervision of the Chief Executive Officer of the Company, shall perform such duties and shall have such authority consistent with his position as may from time to time be specified by the Chief Executive Officer.    During the Term, as defined below, Employee shall report directly to the Chief Executive Officer and shall perform his duties for the Company principally from his home office in Seattle, Washington, except for periodic travel that may be necessary or appropriate in connection with the performance of Employee’s duties set forth in this Agreement.  Employee shall be entitled to participate in meetings of Executive Management Team of the Company.

(b)         Employee shall devote his full working time, energy, skill, and best efforts to the performance of his duties set forth in this Agreement, in a manner that will comply with the Company’s rules and policies and that will faithfully and diligently further the business and interests of the Company and its affiliates (as defined below) and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than the Company and its affiliates without the prior written consent of the Board of Directors of the Company (the “Board”), which consent may be granted or withheld in the Board’s sole discretion.  As used in this Agreement, “affiliate” means any person or entity that is a subsidiary of, controlling or controlled by or under common control with the Company.

SECTION 2.                  TERM OF EMPLOYMENT

2.1            Term.  The term of Employee’s employment under this Agreement shall be two years commencing on the Effective Date, as further extended or unless sooner terminated in accordance with the other provisions of this Agreement (the “Term”).  Except as hereinafter provided, on the second anniversary of the Effective Date and on each subsequent anniversary thereof, the Term shall be automatically extended for one year unless either party shall have given to the other party written notice of termination of this Agreement at least 30 days prior to such anniversary.  If written notice of termination is given as provided above, Employee’s employment under this Agreement shall terminate on the last day of the Term.

SECTION 3.                  COMPENSATION

3.1                                    Basic Compensation.  As compensation for Employee’s services, the Company shall pay to Employee a salary at the annual rate of $250,000 (the “Base Salary”) (prorated on the basis of the actual days of employment) payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time or at such higher annual rate as the Board shall from time to time determine in its sole discretion.

3.2                                    Incentive Compensation.  During the Term, in respect of Employee’s participation in such special projects as shall be determined by the Company, if any, Employee shall be entitled to participate in such of the Company’s incentive compensation plans as may from time to time be provided by Company or Parent to employees of the Company at such level as shall be determined in the sole discretion of the Company or Parent, as appropriate.

3.3          Equity Plans.  During the Term, Employee shall be entitled to participate in such of the Company’s or Parent’s equity compensation plans and programs as may from time to time be provided by Company or Parent to employees of the Company at such level as shall be determined in the sole discretion of the Company or Parent, as appropriate.

3.4          Automobile.  During the Term, the Company shall provide Employee with a monthly automobile allowance of $1,200 and shall reimburse him for all expenses reasonably incurred by him for the mileage of such automobile when used in connection with the performance of his duties in accordance with the Company’s regular reimbursement policies as in effect from time to time upon receipt of itemized vouchers and such other supporting information as the Company may reasonably require.

3.5          Employee Benefits.  In addition to the compensation provided for in Section 3.1, Employee and his dependents shall be entitled during the Term of his employment to participate in the Company’s medical, dental, life insurance and disability insurance plans, 401(k) plan, and such other of the Company’s employee benefit plans and benefit programs as may from time to time be provided for other employees of the Company whose duties, responsibilities, and compensation are reasonably comparable to those of Employee.

3.6          Vacation.  Employee shall be entitled to a vacation of four weeks during each calendar year during the Term of his employment, during which time his compensation shall be paid in full.

3.7          Expense Reimbursement.  During the Term of Employee’s employment, the Company shall reimburse Employee for all reasonable travel and entertainment expenses incurred by him in connection with the performance of his duties in accordance with the Company’s policies and procedures as in effect from time to time upon receipt of itemized vouchers and such other supporting information as the Company may reasonably require.

SECTION 4.                  TERMINATION OF EMPLOYMENT

4.1            Death of Employee.  Employee’s employment with the Company shall immediately terminate upon his death.

4.2            Disability of Employee.  If Employee, in the reasonable opinion of the Board is or has been substantially unable, due to his physical, mental or emotional illness or condition, to substantially perform his duties for a period of 16 consecutive weeks in any 18 month period or is deemed disabled under the Company’s disability insurance policy then in effect, then the Company shall have the right to terminate Employee’s employment upon 30 days’ prior written notice to Employee at any time during the continuation of such inability, in which event the Company shall pay to Employee the amounts specified in Section 4.5.

4.3          Termination for Cause.  Employee’s employment with the Company shall terminate immediately upon notice that the Company is terminating Employee for “cause” (as defined below).  As used in this Agreement, “cause” shall mean the following:

(i)            commission of any act of fraud or dishonesty in connection with Employee’s employment, or theft, misappropriation or embezzlement of the Company’s funds or property;

(ii)           indictment for any felony, crime involving fraud or misrepresentation, or for any other crime (whether or not such felony or crime is connected with Employee’s employment) the effect of which in the judgment of the President is likely to adversely affect the Company or its affiliates;

(iii)          material breach of Employee’s obligations under this Agreement, including, without limitation, Employee’s obligations under Section 1.2(b);

(iv)          violation of any lawful express direction of the Company or any violation of any rule, regulation, policy or plan established by the Company from time to time regarding the conduct of its employees and/or its Business, if such violation is not remedied (if capable of remedy) by Employee within 15 days of receiving notice of such violation from the Company;

(v)           gross incompetence or willful misconduct in the performance of, or gross neglect of, Employee’s duties under this Agreement (after not less than 15 days’ prior written notice specifying deficiencies in performance);

(vi)          disclosure or use of Confidential Information, as defined in Section 5.1, other than as required in the performance of Employee’s duties under this Agreement; and

(vii)         Employee’s use of alcohol or any unlawful controlled substance to an extent that it interferes with the performance of Employee’s duties under this Agreement.

4.4          Termination by the Employee.  Subject to the terms of this Agreement, the Employee may terminate his employment under this Agreement with Good Reason or without Good Reason (as defined herein).  No termination with Good Reason shall be effective unless the Employee shall have given the Company written notice of his intention to so terminate and the specific basis therefor and the Company shall, in respect of failures capable of cure, have failed, within 30 days following the Company’s receipt of such notice, to have cured in all material respects the matter set forth in such notice.  The term “Good Reason” means: (a) any action by the Company that is in material breach of the terms of this Agreement, (b) any reduction in the Base Salary, (c) any reduction of the material benefits provided by the Company pursuant to Sections 3.4, 3.5 or 3.6 of this Agreement, (d) that Employee shall no longer be eligible to participate in the Company’s incentive compensation plan, equity plan or expense reimbursement program pursuant to Sections 3.2, 3.3 and 3.7, respectively, or (c) the Employee is required to relocate his place of work to a location that is more than 35 miles from his home office in Seattle, Washington as of the date hereof.

4.5          Severance Pay.

(a)         If Employee’s employment is terminated (i) by the Company by reason of disability or other than for cause or by reason of Employee’s death, or (ii) by Employee for Good Reason, then, in each case, Employee shall be entitled to receive six months of Employee’s Base Salary plus all earned and unpaid commissions, which shall be paid in accordance with the Company’s regular payroll practices; provided that, if such termination takes place during the Earn Out Period (as such term is defined in that certain Earn Out Agreement dated as of the date hereof, by and between the Company and Seller and Seller is not in breach of the Earn Out Agreement, then Employee shall be entitled to receive twelve

months of Employee’s Base Salary plus all earned and unpaid commissions.   Notwithstanding anything to the contrary set forth herein, Employee shall not be entitled to receive any severance pay under this Section 4.5 unless and until Employee signs a full release agreement in favor of the Company.

(b)           If Employee’s employment is terminated (i) by the Company for cause or by reason of Employee’s death, or (ii) by Employee without Good Reason, then, in each case, the Company shall not be obligated to make any further payments to Employee other than amounts (including salary, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination.

SECTION 5.                   RESTRICTIVE COVENANTS

5.1              Confidentiality.

(a)           Employee shall not, either during or after his employment with the Company, directly or indirectly use, publish or otherwise disclose or divulge to any third party any Confidential Information other than as required by law or in the ordinary course of business.  As used in this Agreement, “Confidential Information” shall mean all confidential and proprietary information, technical data, trade secrets or know-how of the Company, including, without limitation, any information concerning customers (including customer lists), vendors, services, products, product plans, processes, designs, research, developments, inventions, formulas, technology, drawings, engineering, hardware configuration information, pricing policies, business plans or records, any technical or financial information or data, any information relating to the history or prospects of the Company or any of its stockholders, or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or Employee’s observation of parts or equipment, unpublished information and all information and data that is not generally known by the industry.

(b)           Employee shall not, either during or after his employment with the Company, directly or indirectly copy, reproduce or remove from the Company’s premises, except as may be necessary in the performance of Employee’s duties under this Agreement in the ordinary course of business, any Confidential Information (in any medium) or any Company documents, files or records (including, without limitation, any invoices, customer correspondence, business cards, orders, computer records or software, or mailing, telephone or customer lists).  All such documents, files and records, and all other memoranda, notes, files, records, lists and other documents made, compiled or otherwise acquired by Employee in the course of his employment with the Company are and shall remain the sole property of the Company and all originals and copies thereof shall be delivered to the Company upon termination of employment for whatever reason.

5.2          Inventions and Improvements. Employee hereby agrees to assign the entire right and interest without further consideration, free from any claim, lien for balance due, or rights of retention to all patents, trademarks, copyrights, and trade secrets, including without limitation, writings, inventions, improvements, processes, procedures, ideas and/or techniques which Employee may have made, conceived, discovered or developed, or which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the Term, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which (i) are related or relate to or are useful in connection with any business previously, now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, (ii) resulted or result from any work performed by Employee for the Company or any of its clients; or (iii) resulted or result from the use of the premises or personal property (whether tangible or intangible) owned, leased, or contracted for by the Company (collectively, the “Intellectual Property”). If subject to copyright, the Intellectual Property shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”).  Employee agrees that he shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything reasonably necessary or desirable to vest the absolute title thereto in the Company.  Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company as may be reasonably requested so that the Company can prepare and present applications for copyright or letters patent therefor and can secure such copyright or wherever possible, continuations, continuations-in-part, divisionals, reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee’s obligations to assist Company shall survive termination of this Agreement and continue until the expiration of the last available protection obtained on the Intellectual Property developed during the Employment’s term of employment. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.  If the Company is unable, after reasonable effort, to secure Employee’s signature on any copyright or other analogous protection relating to the Intellectual Property, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, and other analogous protection with the same legal force and effect as if personally executed by Employee.

5.3          Noncompetition and Nonsolicitation.  During the Term and for 12 months after any termination of the Employee’s employment with the Company for any reason, Employee shall not, directly or indirectly, through any affiliate or otherwise, anywhere in the United States, (i) own, manage, market, operate, control, consult with, participate in, or be connected in any manner with the ownership, management, operation, or control of any business that engages, directly or indirectly, in any business which is the same or similar to the Business (the “Restricted Business”); (ii) be or become a stockholder, partner, owner, agent of, or a consultant to or give financial or other assistance to, any person considering engaging in or who is engaged in the Restricted Business; (iii) seek in competition with the Restricted Business to do business with any customer of the Company or any of its affiliates for which Seller has provided services in connection with the Restricted Business at any time; (iv) hire or engage as an employee, consultant or contractor any person who is an employee, consultant or contractor of the Company or its affiliates; (v) seek to contract with or engage (in such a way as to materially adversely affect or interfere with the business of the Company or its affiliates) any person who has been contracted with or engaged to manufacture, assemble, supply, or provide products, goods, materials, or services to the Company or its affiliates; and (vi) engage in or participate in any effort or act to induce any of the customers, suppliers, consultants, or employees of the Company or any of its affiliates to take any action which is materially disadvantageous to the Company or its affiliates; provided, however, that nothing in this Agreement shall prohibit Employee from owning, as a passive investor, not more than five percent of the outstanding publicly traded securities of any entity so engaged. The duration of Employee’s covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Employee is in violation of the provisions contained in this Agreement.

5.4                             Injunctive and Other Relief.

(a)               Employee acknowledges that the covenants contained in this Agreement are fair and reasonable in light of the consideration paid under this Agreement, and that damages alone shall not be an adequate remedy for any breach by Employee of any provision of Section 5 and accordingly expressly agrees that, in addition to any other remedies that the Company may have, the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach by Employee of any of the covenants set forth in this Agreement.  Nothing contained in this Agreement shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Employee of any of his obligations under this Agreement.

(b)               Notwithstanding the equitable relief available to the Company, Employee, in the event of a breach of his covenants contained in Section 5, understands that the uncertainties and delays inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to the Company until and unless the Company can obtain such equitable relief.  Therefore, in addition to such equitable relief, the Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Employee as a result of said breach.  If Employee should use or reveal to any other person or entity any Confidential Information, it will be considered a continuing violation on a daily basis for so long a period of time as such Confidential Information used by Employee or any such other person or entity.

(c)               Employee agrees that the territorial and time limitations set forth in Section 5 are reasonable and properly required for the adequate protection of the business of the Company and that in the event that any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, then Employee agrees and submits to the reduction of either such territorial or time limitation to such an area or period as such court shall deem reasonable.

SECTION 6.      MISCELLANEOUS

6.1            Arbitration.

(a)              All disputes arising out of or relating to this Agreement including, without limitation, any dispute as to whether a termination for cause has occurred pursuant to Section 4.3, that cannot be settled by the parties shall promptly be submitted to and determined by a single arbitrator in Chicago, Illinois, pursuant to the rules and regulations then existing of the American Arbitration Association; but nothing in this Agreement shall preclude the Company from seeking, in any court of competent jurisdiction, damages, specific performance or other equitable remedies in the case of any breach or threatened breach by Employee of Section 5.  The decision of the arbitrator shall be final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction.

(b)              Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

(c)              The arbitrator shall be required to apply the contractual provisions of this Agreement in deciding any matter submitted to it and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

6.2          Prior Employment.  Employee represents and warrants that he is not a party to any other employment, noncompetition or other agreement or restriction which could interfere with his employment with the Company or his or the Company’s rights and obligations; and that his acceptance of employment with the Company and the performance of his duties will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person.

6.3          Severability.  The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts of this Agreement.  If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the duration or geographical scope of the covenants contained in this Agreement, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

6.4          Assignment.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties to this Agreement, except that the Company may assign this Agreement to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to the Company in the business or a portion of the business presently operated by it.  Subject to the foregoing, this Agreement and the rights and obligations set forth in this Agreement shall inure to the benefit of, and be binding upon, the parties and each of their respective permitted successors, assigns, heirs, executors and administrators.

6.5          Notices.  All notices, consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a)

delivered to the appropriate address by hand or by nationally recognized courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number, or person as a party may designate in writing to the other parties):

If to the Company:

InfoLogix Systems Corporation

101 East County Line Road

Suite 210

Hatboro, PA 19040

Attention:  Chief Financial Officer

Telephone:  (215) 604-0691

Fax:  (267) 681-0682

With a copy to:

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103-6996

Tel: (215) 988-2700

Fax: (215) 988-2757

Attention:  Stephen T. Burdumy and Scott B. Connolly

If to Employee:

Gerry Bartley

President

Healthcare Informatics Associates, Inc.

16306 Agate Point Road

Bainbridge Island, WA 98110:

Tel: (206) 842-6797

Fax: (206) 842-6672

A copy of any and all notices and other communications sent by facsimile pursuant to this Section 6.5 shall also be sent by United States mail to the appropriate address in accordance with this Section 6.5.

6.6          Entire Agreement and Modification.  This Agreement constitutes the entire agreement between the parties with respect to the matters contemplated in this Agreement and supersedes all prior agreements and understandings with respect to those matters.  Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing.  Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

6.7          Governing Law.  This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of Washington (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law of that or any other jurisdiction.

6.8          Headings; Counterparts.  The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

6.9          Further Assurances.  Each of the parties shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

6.10       Waiver.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

6.11       Survival.  The terms and conditions contained in Section 5 shall survive the termination or expiration of this Agreement.

6.12       Attorney’s Fees.  If any arbitration, suit, or action is instituted to interpret or enforce the provisions of this Agreement, to rescind this Agreement, or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue will be entitled to recover with respect to such issue, in addition to costs, reasonable attorney fees incurred in the preparation, prosecution, or defense of such arbitration, suit, or action as determined by the arbitrator or trial court, and if any appeal is taken from such decision, reasonable attorney fees as determined on appeal.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INFOLOGIX SYSTEMS CORPORATION

By:	/s/ David T. Gulian
Name:	David T. Gulian
Title:	President and Chief Executive Officer

/s/ Gerry Bartley
Gerry Bartley